Exhibit 99.1

China Direct, Inc. to Acquire Two Magnesium Companies

New Joint Ventures to Add 40,000 metric tons of Annual Production Capacity

BOCA RATON, FL – December 19, 2007 - (PR Newswire) - China Direct, Inc. (AMEX: CDS), a U.S. company that owns controlling stakes in a diversified portfolio of Chinese entities and assists Chinese businesses in accessing the U.S. capital markets, announced today it has entered into two letters of intent to create two new foreign invested entities in China. The new entities, based in Baotou, Inner Mongolia, China, will manufacture and distribute magnesium. Definitive agreements will be subject to the completion of financial audits, due diligence, and necessary government approvals.

The first joint venture, Baotou Xinjin Magnesium Co., Ltd. (“Xinjin”), will be 51% owned by China Direct. Xinjin currently has annual production capacity of approximately 7,000 to 8,000 metric tons and plans to distribute an additional 8,000 metric tons in 2008. China Direct expects to invest approximately $8.5 million in the form of working capital to increase annual capacity to 20,000 metric tons by the third quarter of 2008.

The second joint venture, Baotou Sanhe Magnesium Co., Ltd. (“Sanhe”), will be 51% owned by China Direct. China Direct expects to contribute approximately $7.5 million in the form of working capital to construct a magnesium facility with an annual production capacity of 20,000 metric tons. China Direct forecasts the facility will have 12,000 metric tons of annual capacity by June 2008 and an additional 8,000 metric tons of annual capacity by June 2009.

Management estimates that the two ventures will be at an annual manufacturing run rate of 32,000 metric tons in the second half of 2008. Management further estimates these two ventures, assuming an average price of $3,000 per metric ton, will contribute annual revenues of approximately $80 million and $130 million in annual revenues in 2008 and 2009, respectively.

Dr. James Wang, Chairman and CEO of China Direct, stated, “We continue to expand our magnesium division as we continue to see industry trends remaining favorable for the foreseeable future. We believe these additional magnesium facilities will possess certain key competitive advantages including the implementation of high temperature air combustion technology, also known as flameless combustion. This technology is designed to reduce furnace gas consumption and improve overall thermal efficiency. As a result, management believes overall production costs could be reduced by as much as 20%.”

Dr. Wang concluded, “The acquisitions of Xinjin and Sanhe will increase China Direct’s annual magnesium production capacity to approximately 75,000 metric tons by the end of the third quarter of 2008. Furthermore, we expect to distribute approximately 50,000 to 60,000 metric tons of magnesium in 2008. With the addition of Xinjin and Sanhe, we believe our overall magnesium division sales will exceed 100,000 metric tons of magnesium in 2008, solidifying our position as a global leader in this industry.”

About China Direct, Inc.

China Direct, Inc. (AMEX: CDS) is a U.S based company doing business in China through two divisions. Our management division acquires controlling stakes in Chinese companies, then provides investment capital and active management to enable these companies to thrive as our subsidiaries in their respective industries. Our consulting division assists other companies in China and the U.S. in establishing and maintaining a presence in the U.S. capital markets. As a direct link to China, China Direct serves as a vehicle allowing investors to directly participate in the rapid growth of the Chinese economy in a diversified and balanced manner. For more information about China Direct, please visit http://www.cdii.net.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company’s operations, financial performance and, condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the impact of competitive products, pricing and new technology; changes in consumer preferences and tastes; and effectiveness of marketing; changes in laws and regulations; fluctuations in costs of production, and other factors as those discussed in the Company’s reports filed with the Securities and Exchange Commission from time to time. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Contact:

Investor Relations,

HC International, Inc.

Alan Sheinwald

Tel: (914) 669-0222

Email: Alan.Sheinwald@HCinternational.net

Company,

China Direct, Inc.

Richard Galterio, Executive Vice President

Tel: 1-877-China-57

Email: Richard@cdii.net